UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 3, 2018

Birner Dental Management Services, Inc.

(Exact name of registrant as specified in its charter)

Colorado	000-23367	84-1307044
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1777 S. Harrison Street, Suite 1400, Denver, CO	80210
(Address of principal executive offices)	(Zip Code)

(303) 691-0680

Registrant's telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On October 3, 2018, Birner Dental Management Services, Inc., a Colorado corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Mid-Atlantic Dental Services Holdings, LLC, a Delaware limited liability company (“Parent”), and Bronco Acquisition, Inc., a Delaware corporation (“Merger Sub”).

Under the Merger Agreement, and subject to the terms and conditions thereof, Merger Sub will merge with and into the Company (the “Merger”), with the Company as the surviving corporation and a wholly owned subsidiary of Parent. At the effective time of the Merger (the “Effective Time”), each share (each share, except for the shares described in this paragraph in clauses (i), (ii) and (iii) below, an “Eligible Share”) of common stock of the Company, no par value per share (“Company Common Stock”), then outstanding (other than (i) those shares owned by the Company, Parent or any subsidiary of Parent (which will be cancelled without any consideration), (ii) any shares as to which dissenters’ rights have been perfected and not withdrawn or lost (which will be cancelled and converted into the right to receive a payment determined in accordance with the dissenters’ rights), and (iii) any shares (each, a Company Restricted Share”) of Company Common Stock subject to vesting, repurchase or other lapse of restrictions (which will be treated as described below)) will be automatically converted into the right to receive (A) $10.62 per Eligible Share in cash, without interest and less applicable withholding taxes (the “Cash Consideration”), and (B) one contractual contingent value right (each, a “CVR”), which represents the right to receive a contingent cash payment of $0.13 per Eligible Share, less certain permitted expense amounts calculated on a per CVR basis (the “CVR Consideration” and, together with the Cash Consideration, the “Merger Consideration”), subject to and in accordance with a Contingent Value Rights Agreement (the “CVR Agreement”) to be entered into between Parent and a rights agent, the form of which is attached as an exhibit to the Merger Agreement.

The Merger Agreement provides that, at the Effective Time, each of the Company’s then outstanding equity awards will be treated as follows: (i) each unexercised option to acquire Company Common Stock that is outstanding under the Company’s 2015 Equity Incentive Plan, as amended, and the Company’s 2005 Equity Incentive Plan (together, the “Company Stock Plans”), whether vested or unvested, will automatically vest and accelerate in full and be cancelled and converted into the right to receive (A) an amount in cash (without interest and less applicable withholding taxes) equal to the excess, if any, of the Cash Consideration over the exercise price per share of Company Common Stock subject to such option as of the Effective Time multiplied by the number of shares of Company Common Stock subject to such option as of the Effective Time; and (B) if such option has an exercise price per share of Company Common Stock subject to such option that is less than the Cash Consideration (an “In the Money Option”), a number of CVRs equal to the total number of shares of Company Common Stock subject to such In the Money Option immediately prior to the Effective Time (without regard to vesting); and (ii) each Company Restricted Share outstanding under the Company Stock Plans will be cancelled and automatically converted into the right to receive (A) an amount in cash (without interest) equal to the Cash Consideration and (B) one CVR, in each case, less applicable withholding taxes.

The Merger Agreement permits the Company and its representatives to solicit and engage in negotiations with respect to alternative acquisition proposals until 11:59 p.m. (Eastern time) on October 31, 2018 (the “Go-Shop Period”). In addition, if the Company receives a written acquisition proposal during the Go-Shop Period that the Company’s board of directors determines in good faith is or could reasonably be expected to lead to a Company Superior Proposal (as defined in the Merger Agreement), the Company may continue to negotiate with the party that made any such proposal (an “Excluded Party”). From and after the termination of the Go-Shop Period, the Company and its representatives will be prohibited from soliciting alternative proposals from, and engaging in negotiations with, third parties regarding alternative proposals (other than with Excluded Parties for so long as such person or entity continues to be an Excluded Party), subject to certain exceptions.

The Company’s board of directors may change its recommendation to its shareholders to adopt the Merger Agreement in the event that the Company receives an acquisition proposal submitted in accordance with the Merger Agreement that the board of directors determines constitutes a Company Superior Proposal, and the Company’s board of directors determines in good faith after consultation with its financial advisors and outside legal counsel that failure to make a change in its recommendation would be inconsistent with the directors’ fiduciary duties under applicable law.

The obligations of the parties to consummate the Merger are subject to the satisfaction or waiver of closing conditions set forth in the Merger Agreement, including, among others, the approval of the Company’s shareholders, the absence of a “Material Adverse Effect” (as defined in the Merger Agreement) with respect to the Company, and the parties’ compliance with covenants and the accuracy of representations and warranties.

The Merger Agreement contains termination rights for each of Parent and the Company, including, among others, if the Merger has not been consummated by February 28, 2019 (the “End Date”). The Company will be required to pay Parent a termination fee of $2,000,000 if the Merger Agreement is terminated under certain circumstances, including (i) by the Company in connection with the entry of a definitive agreement regarding a Company Superior Proposal approved by the Company’s board of directors; (ii) by Parent because (a) the Company’s board of directors shall have made a change regarding the recommendation to the Company’s shareholders to adopt the Merger Agreement, (b) the Company shall have entered into a definitive agreement relating to a Company Superior Proposal, (c) the Company or any of its subsidiaries shall have committed a material breach of certain provisions in the Merger Agreement, or (d) the Company shall have committed a willful and material breach of certain provisions in the Merger Agreement resulting in the failure of the Company to convene a special meeting of the Company’s shareholders relating to the transaction prior to the third business day next preceding the End Date, and (iii) by the Company or Parent, if the Merger shall not have been consummated on or prior to 5:00 p.m. Eastern Time, on the End Date; provided, that, the termination fee that will be payable by the Company to Parent will be $1,250,000 if Parent terminates the Merger Agreement because the Company’s board of directors shall have made a change regarding the recommendation to the Company’s shareholders to adopt the Merger Agreement, or Parent or the Company terminate the Merger Agreement in connection with a Company Superior Proposal approved by the Company’s board of directors, in each case, prior to the end of the Go-Shop Period or in connection with entering into a Company Acquisition Agreement with an Excluded Party. In addition, if the Company’s shareholders do not vote to adopt the Merger Agreement, then in certain circumstances the Company may be required to reimburse up to $1,250,000 of Parent’s documented out-of-pocket expenses incurred by Parent or Merger Sub in connection with the Merger Agreement and the transactions contemplated therein. A termination fee of $2,000,000 may be payable by Parent to the Company upon termination of the Merger Agreement under certain circumstances, including if Parent fails to consummate the Merger when required and the Company is not then in material breach of the Merger Agreement.

The Merger Agreement also generally limits (i) the aggregate liability of Parent for a breach of the Merger Agreement to the amount of the termination fee payable by Parent to the Company and (ii) the aggregate liability of the Company for a breach of the Merger Agreement to the amount of the termination fee payable by the Company to Parent, except in connection with fraud, willful misconduct or a Willful and Material Breach (as defined in the Merger Agreement) by the Company, its affiliates or their respective representatives.

Each of the Company, Parent and Merger Sub has made customary representations and warranties and covenants in the Merger Agreement, including covenants to use their respective reasonable best efforts to effect the transaction, including securing required regulatory approvals. In addition, the Company has agreed to other customary covenants, including, among others, covenants to conduct its business in the ordinary course during the interim period between the execution of the Merger Agreement and the Effective Time.

Parent has advised that it intends to finance the Merger and related expenses with equity financing to be provided by investors entering into a subscription agreement, which have agreed to purchase equity interests in Parent sufficient to pay the Cash Consideration, subject to the terms and conditions set forth in the subscription agreement.

In connection with the Merger Agreement, Frederic W.J. Birner, and Palm Active Dental, LLC, Palm Global Small Cap Master Fund LP, Palm Management (US) LLC, Palm Active Partners Management, LLC, and Palm Active Dental II, LP (collectively, the “Palm Entities”), entered into Support Agreements dated October 3, 2018 with Parent (the “Support Agreements”). Mr. Birner is the Company’s Chief Executive Officer and a Director. Joshua S. Horowitz, Burton J. Rubin, and Bradley M. Tirpak serve as Directors of the Company as designees of the Palm Entities.

In the Support Agreements, Mr. Birner and the Palm Entities have agreed, among other things, to vote an aggregate of 37.5% of the outstanding voting shares of the Company in favor of the adoption and approval of the Merger Agreement and the Merger and the other transactions contemplated by the Merger Agreement, against any change in the Company’s board of directors, against the approval of any alternative acquisition proposal or the adoption of any agreement relating to any alternative acquisition proposal, and against other proposals relating to matters that would reasonably be expected to impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

The Support Agreements will automatically terminate after the earliest to occur of the Effective Time, the termination of the Merger Agreement in accordance with its terms, an adverse recommendation change resulting in the termination of the Merger Agreement, or the mutual written agreement of Parent and the subject shareholders.

The approval of the Merger Agreement will require the affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock.

The foregoing descriptions of the Merger Agreement, the CVR Agreement, and the Support Agreements and the transactions contemplated thereby do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Merger Agreement, the CVR Agreement and the Support Agreements, copies of which are attached hereto as Exhibits 2.1, 10.1, 10.2 and 10.3 and are incorporated herein by reference.

The Merger Agreement has been included with this filing to provide investors and security holders with information regarding the terms of the Merger. It is not intended to provide any other factual information about the Company or Parent. The representations, warranties, covenants, and agreements contained in the Merger Agreement, which were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and security holders. Investors and security holders should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent, or Merger Sub or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 7.01.	Regulation FD Disclosure.

On October 3, 2018, the Company and Parent issued a joint press release announcing entry into the Merger Agreement. The full text of this press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

The information under this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this communication may constitute “forward-looking statements.” Forward-looking statements can usually be identified by the use of words such as “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “evolve,” “expect,” “forecast,” “intend,” “looking ahead,” “may,” “opinion,” “plan,” “possible,” “potential,” “project,” “should,” “will” and other expressions which indicate future events or trends.

These forward-looking statements are based upon certain expectations and assumptions and are subject to risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including the following: (i) risks related to the consummation of the transaction, including the risks that (A) the transaction may not be consummated within the anticipated time period, or at all, (B) the parties may fail to obtain shareholder approval of the transaction, (C) other conditions to the consummation of the transaction may not be satisfied, (D) all or part of Parent’s financing may not become available, (E) the risk that regulatory, licensure or other approvals required for the consummation of the transaction are not obtained or are obtained subject to terms and conditions that are not anticipated, (F) the significant limitations on remedies contained in the Merger Agreement may limit or entirely prevent the Company from specifically enforcing Parent’s obligations under the Merger Agreement or recovering damages for any breach by Parent, and (G) that all or any portion of the CVR is not paid to the Company’s shareholders, (ii) the effects that any termination of the transaction may have on the Company or its business, including the risks that (A) the Company’s stock price may decline significantly if the transaction is not completed, (B) the transaction may be terminated in circumstances requiring the Company to pay Parent a termination fee of up to $2,000,000, or (C) the circumstances of the termination, including the possible imposition of a 12-month tail period during which the termination fee could be payable upon certain subsequent transactions, may have a chilling effect on alternatives to the transaction; (iii) the effects that the announcement or pendency of the transaction may have on the Company and its business, including the risks that as a result (A) the Company’s business, operating results or stock price may suffer, (B) the Company’s current plans and operations may be disrupted, (C) the Company’s ability to retain or recruit key employees may be adversely affected, (D) the Company’s business relationships (including patients, dentists, and suppliers) may be adversely affected, or (E) the attention of the Company’s management or employees may be diverted from other important matters; (iv) the effect of limitations that the Merger Agreement places on the Company’s ability to operate its business or engage in alternative transactions; (v) the nature, cost and outcome of pending and future litigation and other legal proceedings, including any such proceedings related to the transaction and instituted against the Company and others; (vi) the risk that the transaction may involve unexpected costs, liabilities or delays; (vii) other economic, business, competitive, legal, regulatory or tax factors; and (viii) other factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission (the “SEC”) under the heading “Risk Factors,” including the Annual Report on Form 10-K for the fiscal year ended December 31, 2017, subsequent Quarterly Reports on Form 10-Q and in any other of the Company’s filings with the SEC.

All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which such statements were made. Except as required by applicable law, the Company undertakes no obligation to update forward-looking statements to reflect events or circumstances arising after such date.

Additional Information and Where to Find It

In connection with the transaction, the Company intends to file relevant materials with the SEC, including a proxy statement on Schedule 14A. Following the filing of the definitive proxy statement with the SEC, the Company will mail the definitive proxy statement and a proxy card to each shareholder entitled to vote at the special meeting relating to the transaction. Company shareholders are urged to carefully read these materials (and any amendments or supplements) and any other relevant documents that the Company files with the SEC when they become available because they will contain important information. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the transaction (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov), at the Company’s investor website (https://www.perfectteeth.com/about/investor-relations), or by writing or calling the Company at Birner Dental Management Services, Inc., 1777 S. Harrison Street, Suite 1400, Denver, CO 80210 or at (303) 691-0680.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the transaction. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the Company’s proxy statement on Schedule 14A filed with the SEC on April 30, 2018. To the extent that holdings of the Company’s securities have changed since the amounts printed in the Company’s proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Information regarding the identity of the participants in the proxy solicitation, and their direct or indirect interests in the transaction, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the transaction.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

2.1	Agreement and Plan of Merger, dated October 3, 2018, by and among the Company, Mid-Atlantic Dental Services Holdings, LLC, and Bronco Acquisition, Inc. *
10.1	Form of Contingent Value Rights Agreement
10.2	Voting and Support Agreement, dated October 3, 2018, by and among Mid-Atlantic Dental Services Holdings, LLC and Frederic Birner.
10.3	Voting and Support Agreement, dated October 3, 2018, by and among Mid-Atlantic Dental Services Holdings, LLC, Palm Active Dental, LLC, Palm Global Small Cap Master Fund LP, Palm Management (US) LLC, Palm Active Partners Management, LLC, and Palm Active Dental II, LP.
99.1	Joint Press Release, dated October 3, 2018, announcing entry into the Merger Agreement.

*Certain schedules and exhibits have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Birner Dental Management Services, Inc.

Date: October 3, 2018	By:	/s/ Dennis N. Genty
Dennis N. Genty
Chief Financial Officer and Secretary